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                           Policy Split Option Rider

This rider provides the right to exchange this policy for two new policies, one on the life of each Insured, if certain conditions are met. We discuss this rider, and the rules that apply to it, in the provisions that follow.

Rider Part Of              This rider is made a part of this policy. The rider
Policy                     is in force from the Issue Date of the policy or, if
                           later, the date the first premium under this policy is paid. All the provisions of this policy apply to this rider, except for those that are inconsistent with this rider.

Rider Benefit              Subject to the provisions of this rider, this policy
                           may be exchanged for two new life insurance policies, one on the life of each Insured. This right to exchange will be available for the six-month period beginning on:

                           1. The date six months after the effective date of a final decree of divorce, issued by a court of competent jurisdiction, ending the Insureds' marriage to each other, if the decree:

                               . First becomes effective at least one year after
                                 the policy Issue Date; and
                               . Remains in effect during the entire six-month
                                 period after it first becomes effective; or

                           2.  The date that either:

                               . Section 2056 of the Internal Revenue Code
                                 (I.R.C.) is nullified or amended to eliminate or reduce the Insureds' federal estate tax marital deduction; or
                               . The maximum federal estate tax rate given in
                                 I.R.C. Section 2001 is reduced to a rate no more than one-half the rate in effect on the Issue Date of this policy; or

                           3. If this policy is owned by a corporation or partnership, the effective date that the corporation or partnership dissolves.

                           For the I.R.C. changes discussed in item 2 above, the six-month period will begin on the effective date of the change or, if later, the date the change is signed into law.

Policy Split               The face amount of each new policy will be one-half
Method                     the Face Amount of this policy at the time of the
                           split.

                           The policy date of each new policy will be the Date of Exchange (discussed later in this rider). The issue age for each will be the age of the policy Insured on the birthday nearest that policy date. For each new policy, the risk class will be the one we deem comparable to the highest risk class for that Insured under this policy. Each new policy may include benefit riders comparable to any included with this policy only with our consent.

                           The policy split option is allowed under either of two plans, described below in this provision. Each new policy may be issued under either plan.

                                    Plan 1 - Fixed Premium Permanent Life
                                    Policy. The new policy will be a fixed
                                    premium permanent life insurance policy
                                    offered for the Insured on the Date of
                                    Exchange by us or one of our affiliates. All premiums, rates, and other values will be based on the policy date of the new policy and the life and risk class of the policy Insured.

                                    Plan 2 - Flexible Premium Adjustable Life
                                    Policy. The new policy will be a flexible premium adjustable life insurance policy offered for the Insured on the Date of Exchange by us or one of our affiliates. The death benefit option will be the same as for this policy. However, if the Death Benefit Option for this policy in effect on the day before the Date of Exchange is not available on the new policy, the death benefit option on the new policy will be the available one that we determine to be closest to the one on this policy. All premiums, monthly charges, and surrender charges will be based on the policy date of the new policy and the

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                                    life and risk class of the policy Insured. A
                                    new policy under Plan 2 will not be
                                    available for an Insured if that Insured's issue age under the new policy would exceed 80.

                           Payment of the first premium for each new policy is required before the exchange can be completed. If this policy has any net surrender value, it will be applied to reduce the premiums for the first year under the new policies. Any net surrender value not needed for this purpose will be paid in cash when the exchange is complete.

Date Of                    The Date of Exchange will be the Monthly Charge Date
Exchange                   that is on, or next follows, the later of:

                           . The date we approve both applications for exchange;
                             and
                           . The date we have received, at our Administrative
                             Office, the first premiums due under both new policies.

                           Example: The Monthly Charge Date is the 10th of each month. We approve the applications for exchange on May 5, 19X8. The first premiums for the new policies are paid on May 15, 19X8. The Date of Exchange will be June 10, 19X8.

                           This policy will continue in force to, but not including, the Date of Exchange.

Requirements               To make an exchange, all of the following conditions
For Exchange               must be met as of the Date of Exchange:

                           1. This policy and rider are in force; and
                           2. Both Insureds are living; and
                           3. For each new policy, the Owner of that policy
                              must have an insurable interest in the life of the Insured; and
                           4. The Attained Age of each Insured is lower than 85;
                              and
                           5. The face amount and premium for each new policy
                              must meet our published minimum limits; and
                           6. The highest risk class under this policy for each
                              Insured must not be higher than the highest risk class available under the new policy for that Insured. If we determine that the highest risk class of any coverage under this policy for either Insured is higher than the highest risk class available under the new policy for that Insured, exchange under this rider will not be allowed.

                           Before the exchange can become effective, we require:

                           1. For each new policy, a written application for
                              exchange, received by us at our Administrative Office; and
                           2. Evidence, satisfactory to us, that both Insureds
                              are living and that the Owner of each new policy has an insurable interest in the life of the Insured under the policy; and
                           3. Evidence, satisfactory to us, of:
                              . Divorce of the Insureds, if that is the reason
                                for the exchange; or
                              . Dissolution of the corporation or partnership
                                owning this policy, if that is the reason for the exchange; and
                           4. Payment to us of the first premium due under both
                              new policies.

                           No other evidence of insurability will be required.

The New                    Insurance under each new policy will be effective as
Policies                   of the Date of Exchange.

                           After exchange, each new policy will be considered to have been issued as of its policy date. However, it will be modified to show that the contestable and suicide periods will be measured from the date(s) applicable under this policy. Each new policy for an Insured

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                           will be subject to any limitations of risk with
                           respect to that Insured under this policy and subject to any assignments outstanding against this policy.

Termination Of             This rider will continue in force until the time any
This Rider                 of the following occurs:

                           . The Policy Anniversary Date on which the Attained
                             Age of the older Insured becomes 85; or
                           . Death of the first Insured to die; or
                           . Exchange of this policy for two new policies under
                             the terms of this rider; or
                           . Change of this policy to a different policy under
                             which this rider is not available; or
                           . Termination of this policy for any other reason.

                          C. M. LIFE INSURANCE COMPANY

                 /s/ ABC                            /s/ ABC
                  PRESIDENT                          SECRETARY


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